Exhibit 99.1

December 2, 2014

James R. Tobin, Former CEO of Boston Scientific, Joins Oxford Immunotec Board of Directors

OXFORD, United Kingdom and MARLBOROUGH, Mass., December 2, 2014 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (NASDAQ: OXFD), a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology, today announced the appointment of James R. Tobin to its Board of Directors.

"Jim is a highly regarded medical technology executive who will be a great addition to our Board," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “Jim’s extensive experience in the healthcare industry, both domestic and international, will be invaluable to our Company as we look to further grow our business and drive adoption of our products.”

Mr. Tobin served as President and Chief Executive Officer of Boston Scientific from March 1999 to July 2009 during which time the company’s revenues grew from more than $2 billion to over $8 billion. During his tenure, Boston Scientific achieved a number of significant milestones, including the successful commercial launch of numerous products, significant acquisitions and strategic alliances (including the transformative acquisition of Guidant Corporation), and the growth of Boston Scientific’s international business to more than 40% of the company’s annual revenues. Before joining Boston Scientific, Mr. Tobin served as President and CEO of Biogen Idec Inc., where he was instrumental in making it one of the world’s most successful biotechnology companies. Prior to that, Mr. Tobin was an executive with Baxter International. He became President and Chief Operating Officer of Baxter in 1992 and was responsible for all operations of the $9 billion company. Mr. Tobin holds an M.B.A. from Harvard Business School and an A.B. from Harvard College.

“I am delighted to join the Oxford Immunotec Board at this exciting stage of the Company’s growth and development,” commented Mr. Tobin. “The Company’s product portfolio and international position as both a service provider and product manufacturer well position it to become a leading diagnostics company in the field of immunology.”

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology. The proprietary T-SPOT® technology platform measures the responses of specific immune cells, known as T cells, to inform the diagnosis, prognosis and monitoring of patients with immunologically controlled diseases. T cells are a central component of the human body’s immune system, and are implicated in the control and progression of many medical conditions, including certain types of infectious diseases, cancers and autoimmune diseases. The Company’s initial product developed using the T-SPOT technology platform is the T-SPOT.TB test, which is used to test for latent tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, UK and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer,

Oxford Immunotec

Tel: +1 (508) 573-9953

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec